   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 1996

                                                 REGISTRATION NO. 333-2610
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 ------------

                       AMENDMENT NO. 1 TO FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 ------------
                             CASINO AMERICA, INC.
            (Exact name of registrant as specified in its charter)

                                                             41-1659606
       DELAWARE
 (State of Incorporation)                                 (I.R.S. Employer
                                                       Identification Number)
                              711 WASHINGTON LOOP
                           BILOXI, MISSISSIPPI 39530
                                (601) 436-7000

  (Address, including zip code, and telephone number, including area code, of principal executive offices of the registrant)
                                 ------------
                               ALLAN B. SOLOMON
                 EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                        2200 CORPORATE BOULEVARD, N.W.
                           BOCA RATON, FLORIDA 33431
                                (407) 995-6660

(Name, address, including zip code, and telephone number, including area code, of agent for service for the registrant)
                                 ------------
                                  Copies to:
                                PAUL W. THEISS
                             MAYER, BROWN & PLATT
                           190 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60603

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering: [_]        .

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering: [_]           .

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                     PROPOSED        PROPOSED
                                     AMOUNT      MAXIMUM OFFERING    MAXIMUM
      TITLE OF EACH CLASS OF         TO BE            PRICE         AGGREGATE       AMOUNT OF
    SECURITIES TO BE REGISTERED    REGISTERED       PER SHARE     OFFERING PRICE REGISTRATION FEE
- -------------------------------------------------------------------------------------------------
Common Stock, $.01 par value... 4,066,405 shares      $5.875      $23,890,129.38    $8,237.98

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                                 ------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++



                SUBJECT TO COMPLETION, DATED JUNE   , 1996

                              CASINO AMERICA, INC.

                 4,066,405 SHARES OF COMMON STOCK ISSUABLE

                            UPON EXERCISE OF RIGHTS

  Casino America, Inc. (the "Company" or "Casino America") has issued to the holders of record (each a "Holder") of its Common Stock, $.01 par value ("Common Stock"), as of March 15, 1996 (the "Record Date"), other than Bernard Goldstein and certain members of his family (the "Goldstein Family"), rights ("Rights") entitling the Holders to subscribe for an aggregate of 2,807,419 shares of Common Stock. The Company has also issued to (i) the former holders of certain debt secured by liens on the Grand Palais Riverboat (as herein defined) (the "Grand Palais Secured Debt Holders") who received shares of Common Stock in connection with the Grand Palais Acquisition (as herein defined) rights to purchase 574,200 shares of Common Stock in respect of the shares of Common Stock issued in connection with such acquisition, (ii) Crown Casino Corporation ("Crown Casino") rights to purchase 472,120 shares of Common Stock in respect of shares of Common Stock issued to Crown Casino in connection with the SCGC Acquisition (as herein defined), and (iii) Crown Casino rights to purchase 212,666 shares of Common Stock in respect of two Warrants to Purchase Common Stock held by Crown Casino. Except as otherwise noted, for purposes of this Prospectus the term"Holder" includes the Grand Palais Secured Debt Holders and Crown Casino, and the term "Rights" includes the rights referred to in the preceding sentence.

  Each Holder has been issued 0.2552 of a Right for each share of Common Stock held by such Holder on the Record Date, or with respect to the Grand Palais Secured Debt Holders, for the shares and warrants held by them as described above, on May 3, 1996. Each Right entitles the Holder to purchase one share of Common Stock at a subscription price equal to $5.875 per share (the "Subscription Price"), subject to certain limitations. The Rights are not transferable and will expire on June , 1996 at 5:00 p.m., New York City time (the "Expiration Date").

  The purpose of the issuance of the Rights (the "Offering") was to provide the shareholders of the Company (including the Grand Palais Secured Debt Holders and Crown Casino) other than the Goldstein Family the opportunity to preserve their proportionate interest in the Common Stock of the Company at approximately the same level as if the March 11, 1996 purchase of 1,020,940 shares of Common Stock by the Goldstein Family had occurred as part of a pro rata purchase of Common Stock by all shareholders of the Company (including the Grand Palais Secured Debt Holders and Crown Casino). (See "Rights Offering-- Background and Purpose of the Offering.") The Common Stock is traded in the Nasdaq National Stock Market under the symbol "CSNO." On June 3, 1996, the last reported sale price of the Common Stock on the Nasdaq National Stock Market was $8.75 per share.

  SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------
                                    SUBSCRIPTION  UNDERWRITING  PROCEEDS TO
                                       PRICE        DISCOUNT   THE COMPANY(1)
- -----------------------------------------------------------------------------
Per Share........................      $5.875         None         $5.875
- -----------------------------------------------------------------------------
Total............................  $23,890,129.38     None     $23,890,129.38
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company estimated at $125,000.
                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE  SECURI-
   TIES AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES COMMISSION  PASSED
    UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION  TO
     THE CONTRARY IS A CRIMINAL OFFENSE.
                                  -----------

               The Date of this Prospectus is June   , 1996

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material and other information concerning the Company can be inspected and copied at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

  The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the Registration Statement, which may be inspected and copied in the manner and at the sources described above.

                          INCORPORATION BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference (File No. 0-20030):

  (1) The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1995.

  (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 1995, October 31, 1995 and January 31, 1996 (as amended by amendment thereto dated June 4, 1996).

  (3) The Company's Current Report on Form 8-K, dated May 17, 1996 (as amended by amendment thereto dated June 4, 1996) (Date of earliest event reported: May 3, 1996).

  All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner of Common Stock, to whom this Prospectus is delivered, on the request of such person, a copy of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to Casino America, Inc. at its principal executive offices, 711 Washington Loop, Biloxi, Mississippi 39530, Attention: Chief Financial Officer (telephone number (601) 436-7000).

                                  THE COMPANY

  Casino America is a leading developer, owner and operator of dockside and riverboat casinos and related facilities in the United States. All of the Company's properties are based on a tropical island theme and operate under the "Isle of Capri Casino" name. The Company currently owns and operates dockside casinos in Biloxi and Vicksburg, Mississippi (the "Isle-Biloxi" and the "Isle-Vicksburg"), a dockside riverboat casino in Bossier City, Louisiana (the "Isle-Bossier City") and two riverboat casinos and related facilities and amenities on a site one mile from Lake Charles, Louisiana (the "Isle-Lake Charles"). The Company's 50% partner in Louisiana Riverboat Gaming Partnership ("LRGP") beneficially owns 50% of the Isle-Bossier City and 25% of one of the two riverboats at the Isle-Lake Charles. The other riverboat at the Isle-Lake Charles (the "Grand Palais Riverboat") was purchased by the Company on May 3, 1996 and is scheduled to begin operations as part of a two-riverboat operation at the site of the Isle-Lake Charles in mid-summer of 1996. Shreveport/Bossier City is currently the closest casino gaming market to the Dallas/Ft. Worth, Texas metropolitan area. Lake Charles is currently the closest casino gaming market to the Houston, Texas metropolitan area. The Company also owns and operates Pompano Park, a harness racing track in Pompano Beach, Florida, midway between Miami and West Palm Beach on Interstate 95.

RECENT DEVELOPMENTS

 Grand Palais Acquisition

  On May 3, 1996, the Company purchased all of the outstanding shares of common stock of Grand Palais Riverboat, Inc. ("GPRI"), owner of the Grand Palais Riverboat, in a bankruptcy proceeding under Chapter 11 of the United States Bankruptcy Code (the "GPRI Acquisition"). Pursuant to the Plan of Reorganization adopted in the such bankruptcy proceeding, the Company purchased 100% of the shares of the reorganized GPRI, which at the time of closing owned the Grand Palais Riverboat, gaming equipment, certain other furniture, fixtures and equipment, all necessary gaming licenses issued by the State of Louisiana, and other permits and authorizations. The aggregate consideration paid by the Company in connection with the Grand Palais Acquisition was approximately $50 million, consisting of cash in the amount of approximately $11 million, notes and the assumption of indebtedness. The Company also issued 2,250,000 shares of Common Stock, and warrants to purchase an additional 500,000 shares of Common Stock at an exercise price of $10.00 per share, to the Grand Palais Secured Debt Holders.

  The Company intends to operate the Grand Palais Riverboat as part of a two-riverboat operation sharing a single land-based facility, to be managed by the Company's management subsidiary. Because the Company owns 100% of the Grand Palais Riverboat and owns 75% of the other riverboat at the Isle-Lake Charles (of which 25% is owned through the Company's interest in LRGP), the Company and its partner in LRGP have agreed to a joint operating arrangement for the two riverboats that effectively pools revenues and expenses for the two riverboats. The Grand Palais Riverboat is expected to begin operations at the site of the Isle-Lake Charles in mid-summer of 1996, subject to the receipt of certain permits.

 SCGC Acquisition

  On May 3, 1996, the Company purchased from Crown Casino a 50% interest in SCGC (the other 50% of which is owned by LRGP) in exchange for 1,850,000 shares of the Company's common stock, a warrant to purchase an additional 416,667 shares of common stock of the Company at an exercise price of $12.00 per share (the "New Crown Warrant") and the restructuring of certain indebtedness owed to Crown Casino (the "SCGC Acquisition").

                                 RISK FACTORS

  The securities described herein involve a high degree of risk. Prior to deciding whether or not to exercise the Rights, each Holder should consider carefully all the information contained in this Prospectus, especially the factors described in the following paragraphs.

RECENTLY ENACTED LEGISLATION REGARDING CONTINUATION OF LEGALIZED GAMING IN LOUISIANA

  In April 1996, the Louisiana state legislature adopted legislation providing for the discontinuation of riverboat gaming activities (such as those conducted by the Company) in the State of Louisiana, unless a majority of those voting in any parish vote to permit the continuation of such activities in that parish in an election to be held on November 5, 1996. Accordingly, on November 5, 1996, it is expected that voters in Bossier Parish (the site of the Isle-Bossier City) and Calcasieu Parish (the site of the Isle-Lake Charles) will be voting "yes" or "no" on the following proposition (and in appropriate parishes, as to similar propositions regarding land-based casino gaming and video draw poker devices):

    "Within [name of parish], shall riverboat gaming activities be permitted?"

  The legislation requires the proposition regarding each particular form of gaming to earn a majority of the votes cast in order to continue that form of gaming in the affected parish. Accordingly, the continuation of gaming activities at the Isle-Bossier City requires such approval from a majority of voters in Bossier Parish and the continuation of gaming activities at the Isle-Lake Charles requires such approval from a majority of voters in Calcasieu Parish. In the event that the riverboat gaming proposition is defeated in a parish, the legislation permits the licensee to continue operations in that parish through the expiration of the current license. The current license of the Isle-Bossier City expires in December 1998, and the two licenses of the Isle-Lake Charles expire in March 1999 and April 2001. Alternatively, a licensee in a parish where riverboat gaming is defeated may seek permission to relocate its vessel and license to a parish where the continuation of riverboat gaming is approved, if any (excluding certain portions of Lake Ponchartrain).

  The discontinuation of riverboat gaming in Bossier Parish or Calcasieu Parish would have a material adverse effect on the Company, may affect the ability of the Company to make interest payments on its indebtedness when due or repay the principal thereof on the maturity date and may have a material adverse effect on the price of the Common Stock. In the event that the continuation of riverboat gaming is not approved in the November 5, 1996 election in either Bossier Parish or Calcasieu Parish, there can be no assurance that the Company will be able to obtain the necessary approvals to relocate its riverboat gaming facilities at the Isle-Bossier City or the Isle-Lake Charles, as the case may be, to parishes where the continuation of riverboat gaming was approved, or that any such relocation will be cost-effective for the Company. In addition, in the event that the continuation of riverboat gaming is approved in Bossier Parish and/or Calcasieu Parish, but not in another parish where riverboat gaming is presently conducted, licensees presently conducting riverboat gaming in such parishes may seek to relocate their operations to Bossier Parish or Calcasieu Parish, leading to increased competition for the Company. See "--Competition."

VOLATILITY OF STOCK PRICE

  The trading price of the Common Stock has been and could continue to be subject to wide fluctuations, based upon, among other things, quarter-to-quarter variations in the Company's operating results, the success or failure of the Company's efforts to expand into additional venues and investor opinions with respect to the gaming industry. The market prices of securities of companies whose future operating results are highly dependent on specific developments such as the passage or defeat of particular legislation are often particularly volatile, such as that described above under "Recently Enacted Legislation Regarding Continuation of Legalized Gaming in Louisiana." In addition, the stock market generally, and the gaming industry in particular, have experienced extreme price and volume fluctuations, in a manner which has often been unrelated to the operating performances of individual companies. A shift in investor interest away from gaming industry stocks could adversely affect the trading price of the Common Stock in a manner unrelated to the Company's operating performance. See "Description of Common Stock--Common Stock Market Price Information."

COMPETITION

  General. Competition in the gaming industry is intense in the markets where the Company operates gaming facilities. As new gaming opportunities arise in existing gaming jurisdictions, in new gaming jurisdictions and on Indian-owned lands, new or expanded operations by others can be expected to increase competition for the Company's existing and future operations and could limit new opportunities for the Company or result in the saturation of certain gaming markets. Casino gaming does not have a long operating history in the jurisdictions where the Company operates gaming facilities and, therefore, the effects of competition in these jurisdictions cannot be predicted with any degree of certainty. Many of the Company's competitors have more gaming industry experience, are larger and have greater financial resources than the Company. As a result, increased competition could have a material adverse effect on the Company.

  Bossier City Operations. The Isle-Bossier City is one of three comparably sized gaming facilities currently licensed and operating in the Shreveport/Bossier City market, all of which opened between April and July 1994 and each of which has comparable amenities. The Isle-Bossier City will face increased competition from existing competitors to the extent that they add to or enhance existing amenities. In addition to existing competition, the granting of additional gaming licenses in the Shreveport/Bossier City market or the relocation of existing licenses to that market from elsewhere in the State of Louisiana would increase competition for the Isle-Bossier City. In that regard, Casino Magic Corp. was recently granted a license to operate a gaming facility in the Shreveport/Bossier City market, which facility is expected to be located less than 1/2-mile from the site of the Isle-Bossier City. In addition, the Company believes that Binion's Horseshoe Casino will seek approval to obtain a license to operate a riverboat casino in the Shreveport/Bossier City market, making it likely in management's opinion that at least five riverboat casinos will eventually be operating in the Shreveport/Bossier City market, where only three currently operate. Moreover, the legalization of casino gaming in Texas or Arkansas would have a material adverse effect on the Isle-Bossier City.

  Lake Charles Operations. Upon the opening of the Grand Palais Riverboat, two licensed riverboat gaming facilities, each comprised of two riverboats, will be in operation in the Lake Charles, Louisiana market. The Isle-Lake Charles' competitor, Players International, operates two riverboats from a single location in the City of Lake Charles approximately four miles from the site of the Isle-Lake Charles. In addition, a land-based, Indian-owned casino is operating in Kinder, Louisiana, approximately 35 miles from the Isle-Lake Charles. Riverboats in the Lake Charles market are subject to cruising requirements. Because Players International has held two gaming licenses and operated two riverboats from a single facility it has been afforded greater flexibility in developing cruising schedules than the Company, with its single riverboat and license. (Louisiana, unlike certain other jurisdictions, does not permit license holders to operate a second riverboat out of the same location without having a second license.) The Company will have the same flexibility for its customers in Lake Charles upon the opening of the Grand Palais Riverboat. In addition to existing competition, the granting of additional gaming licenses in the Lake Charles market or the relocation of existing licenses from elsewhere in the State of Louisiana to that market would increase competition for the Isle-Lake Charles. Moreover, the legalization of casino gaming in Texas would have a material adverse effect on the Isle-Lake Charles. See "--Legislative and Regulatory Considerations."

  Biloxi Operations. Twelve gaming facilities (including the Isle-Biloxi) are currently operating along the Mississippi Gulf Coast with an aggregate of approximately 580,000 square feet of casino floor space. Eight facilities are located in Biloxi and collectively account for approximately 400,000 square feet of casino floor space. Two of the other four facilities are located in Gulfport, approximately 10 miles from Biloxi, and the other two are located in Bay St. Louis and Lakeshore, each approximately 30 miles from Biloxi. Because Mississippi law does not limit the number of gaming licenses that may be granted, there may be increases in the number of gaming facilities along the Mississippi Gulf Coast and the surrounding areas, which could have a material adverse effect on the Isle-Biloxi. Mirage Resorts, Inc. has announced plans and received initial approvals to develop and open a "Golden Nugget" casino and resort complex in Biloxi, at a site approximately two miles from the Isle-Biloxi, in late-1997. In addition, an Imperial Palace casino is currently under construction on the Back Bay in Biloxi, approximately three miles from the Isle-Biloxi. Certain existing and future competitors have more extensive financial resources than does the Company. Intense competition on the Mississippi Gulf Coast has contributed to the closure of two gaming facilities in that area and two others are operating under bankruptcy protection. In addition, the legalization of casino gaming in Alabama would increase competition for, and could have a material adverse effect on, the Isle-Biloxi.

  Vicksburg Operations. The Isle-Vicksburg is one of four gaming facilities currently operating an aggregate of approximately 100,000 square feet of casino floor space in the Vicksburg area. The Isle-Vicksburg is the second largest facility in the Vicksburg area. Other local casino competition includes one gaming facility in Natchez, Mississippi (approximately 60 miles south of Vicksburg and 80 miles southwest of Jackson); two gaming facilities in Greenville, Mississippi (approximately 80 miles north of Vicksburg and 90 miles northwest of Jackson); and a land-based, Indian-owned casino near Philadelphia, Mississippi (approximately 125 miles northeast of Vicksburg and 70 miles northeast of Jackson). Because the Mississippi Act does not limit the number of gaming licenses that may be granted, there may be increases in the number of gaming facilities in Vicksburg and elsewhere in counties bordering the Mississippi River, which could have a material adverse effect on the Isle-Vicksburg. While the Mississippi statutes specify that gaming may only be held on the Mississippi River and on navigable waters within counties bordering the Mississippi River, several controversies have arisen concerning the exact permissible locations of casinos within this statutory language. Specifically, there have been several attempts to expand gaming as far east of the Mississippi River as possible. It is likely that these controversies and efforts to expand gaming east of the Mississippi River will continue. In the event sites are approved in the eastern part of Warren County, in which the Isle-Vicksburg is located, the Isle-Vicksburg could be adversely affected.

LEVERAGE AND DEBT SERVICE

  The Company anticipates that it will need to make significant capital investments with respect to its current operations in order for those facilities to remain competitive with existing and expected new competitors in their markets. The ability of the Company to make such capital investments, meet its debt service requirements and engage in various significant corporate transactions that may be important to its business will be dependent upon its future operating performance, which is subject to financial, economic, competitive, regulatory and other factors affecting the Company, many of which are beyond the Company's control. While the Company expects that its cash flow from operations will be sufficient to cover its expenses, including interest expense, there can be no assurance with respect thereto. If the Company is unable to generate sufficient cash flow, it could be required to adopt one or more alternatives, such as reducing or delaying planned capital expenditures, selling assets, restructuring debt or obtaining additional capital. There can be no assurance that any of such alternatives will be feasible on satisfactory terms, and resorting to such alternatives could impair the Company's competitive position and reduce its future cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Indenture relating to the Company's outstanding First Mortgage Notes contains certain restrictions which may limit the Company's ability to make capital expenditures. In addition, the highly leveraged position of the Company may adversely affect its ability to obtain additional debt or equity financing to make investments in its current operations or to pursue future gaming opportunities. See "--Potential Need for Additional Financing."

LEGISLATIVE AND REGULATORY CONSIDERATIONS

  Texas and Alabama Legalization Risks. Casino gaming is currently prohibited in several jurisdictions adjacent to Louisiana and Mississippi. As a result, residents of these jurisdictions, principally Texas and Alabama, comprise a significant portion of the customers of the Isle-Bossier City and the Isle-Biloxi, respectively. Residents of Texas comprise a significant portion of the customers of the Isle-Lake Charles.

  Although casino gaming is not currently permitted in Texas and the Texas Attorney General has issued an opinion that gaming in Texas would require an amendment to the Texas Constitution, the Texas legislature has considered various proposals to authorize casino gaming. No gaming legislation was enacted in the most recent legislative session ended May 29, 1995. A constitutional amendment would require a two-thirds vote of those present and voting in each house of the Texas legislature and approval by the electorate in a referendum. The legalization of casino gaming in Texas at or near the primary market areas of the Isle-Bossier City or the Isle-Lake Charles, including the Dallas/Ft. Worth and Houston areas, would have a material adverse effect on the Company.

  Casino gaming is currently illegal in Alabama due to a constitutional prohibition against lotteries. Several attempts have been made to pass a resolution of the Alabama legislature providing for a statewide referendum on the repeal of the pertinent section of the Alabama Constitution prohibiting lotteries (and thereby gaming). This action would require a three-fifths vote of each house of the legislature, followed by a statewide referendum. Both the Governor and the Attorney General of Alabama have stated their opposition to legalized casino gaming, even though pari-mutuel wagering and limited charitable bingo exist within the state. The legalization of casino gaming in Alabama would have a material adverse effect on the Isle-Biloxi, both because the Mobile metropolitan area is a major market for the Isle-Biloxi and because a substantial portion of the Isle-Biloxi's customers are residents of areas east of Mobile, including Florida and Georgia, and pass through the Mobile area when traveling to Biloxi.

  Expansion of Louisiana Gaming Activities and Possible Relocation of Existing Licenses. Current Louisiana law limits to 15 the number of riverboat casino licenses that may be granted. Four licenses have been allocated to the Shreveport/Bossier City market (including the license allocated to the Isle-Bossier City) and four licenses have been allocated to the Lake Charles market (including the two licenses allocated to the Isle-Lake Charles); the Shreveport/Bossier City market is comprised of two parishes. Under current Louisiana law, up to six licenses may be granted to riverboats operating from any one parish. There can be no assurance that future Louisiana legislation will not increase the total number of authorized riverboat casino licenses or the number of licenses permitted in any parish. In addition, even without a change in Louisiana law increasing the number of authorized riverboat casino licenses, existing licenses may be relocated to other markets within Louisiana. Management believes that the relative success of gaming operations in the Shreveport/Bossier City and Lake Charles markets may increase the possibility that existing licenses may be relocated. In addition, existing licenses in other markets may be relocated to these markets in the event that local parishes do not permit riverboat gaming to continue in such parishes. See "-- Recently Enacted Legislation Regarding Continuation of Legalized Gaming in Louisiana."

  Limitation on New Gaming Venues. The Company intends to continue to pursue potential gaming opportunities in states that have not yet legalized gaming. The availability of new gaming opportunities is largely dependent on the legalization of gaming in new jurisdictions; however, gaming is prohibited throughout most of the United States and the recent trend toward legalization has slowed and may continue to do so. There can be no assurance that legislation to legalize gaming will be enacted or that gaming will be permitted in any other states. No assurance can be given that attractive opportunities to develop new operations will be available to the Company. Nevertheless, due to the severe competition for potential new gaming opportunities it is often necessary to commit resources before there can be any assurance that gaming will be legalized at all or on terms that will enable the Company to benefit from its activities and investments. Accordingly, the Company may need to make investments which do not ultimately yield a gaming opportunity.

  Need to Renew Licenses and Adverse Changes in Laws and Regulations. The Company must obtain a gaming license for each location at which it operates a casino facility. Generally, such licenses are for a fixed term and are subject to renewal periodically. Licenses in Mississippi are issued for a two-year terms and new licenses must be obtained at the end of such terms. Licenses in Louisiana are issued for an initial five-year term with annual renewals thereafter. The Company and each of its officers, directors, managers and principal stockholders are subject to strict scrutiny and approval by the gaming regulatory bodies of each jurisdiction in which the Company conducts or seeks to conduct gaming operations. The issuance of a gaming license is considered a privilege, not a right, and gaming licenses are subject to suspension, limitation or revocation if regulatory requirements are not met. In addition to licenses from state gaming regulatory agencies, casino operations also typically require various local governmental approvals and riverboats require Federal and state environmental approvals and approvals relating to operations in navigable waters. The Company's license to operate the Isle-Bossier City will expire in December 1998; the Company's license to operate the Isle-Biloxi will expire in April 1998; the Company's license to operate the Isle-Vicksburg will expire in February 1997; and the Company's licenses to operate the two riverboats constituting the Isle-Lake Charles will expire in March 1999 and April 2001 (assuming, with respect to the latter, that the Grand Palais Riverboat opens in Lake Charles in June 1996). The loss or suspension of any present or future gaming license held by the Company, the failure to obtain a gaming license from any state in which the Company plans to open a gaming facility in the future, or the failure to obtain a new license or the renewal of any license would have a material adverse effect on the Company's business. In some circumstances, the loss of a license in one jurisdiction may trigger the loss of a license or affect eligibility for a license in another jurisdiction.

  Effect on Holders of Common Stock. State gaming authorities, including those in Mississippi and Louisiana, typically have discretionary authority to require a holder of common stock to file an application, to be investigated and to be found suitable as an owner or landlord of a gaming establishment. The gaming laws and regulations of other jurisdictions in which the Company may seek or obtain licenses may also contain restrictions on the ability of a person or group to acquire or hold such securities or may require regulatory approval. In addition, the federal Merchant Marine Act of 1936 and the federal Shipping Act of 1916 and applicable regulations thereunder contain provisions designed to prevent persons who are not citizens of the United States, as defined therein, from holding in the aggregate more than 25% of the outstanding shares of Common Stock. While individual holders of Common Stock beneficially owning an interest of less than 5% in a licensee will generally not be required to be investigated and found suitable, these gaming authorities retain the discretion to require an investigation and a finding of suitability for any reason. Each holder of Common Stock will be deemed to have agreed (to the extent permitted by law) that if the relevant gaming authorities determine that the holder or beneficial owner of such securities must be found suitable under applicable law, and if such holder or beneficial owner is not found suitable, such holder will, upon the request of the Company, dispose of such holder's securities within 30 days after receipt of such request or within the time prescribed by the applicable gaming authorities, whichever is earlier. Any holder of Common Stock required to apply for a finding of suitability would be required to pay all investigative fees and costs of the gaming authorities in connection with the investigation.

CONSTRUCTION AND DEVELOPMENT RISKS

  Construction and development projects, such as any future hotel developments that may be undertaken by the Company, entail significant risks, including shortages of materials or skilled labor, unforeseen engineering, environmental and geological problems, work stoppages, weather interference and unanticipated cost increases. There can be no assurance that the Company will be able to enter into contracts for the construction of future projects or that such contracts will be on terms favorable to the Company. Moreover, the Company believes that the development of hotel facilities is important to the economic success of its properties. Unexpected development concessions required by local, state or federal regulatory authorities could involve significant additional costs and delay the scheduled opening of the planned facilities and any other facilities that the Company may seek to develop in the future.

HOTEL BUSINESS RISKS

  The Company opened a 367-room hotel facility at the Isle-Biloxi on August 1, 1995. The Company anticipates that additional hotels will need to be developed at its existing gaming facilities in order to remain competitive in those markets. If the Company determines to develop additional hotels, it will do so either alone or with a to-be-determined business partner or partners. The Company has limited experience in hotel development or operations and undertaking such development, if any, will be subject to all of the risks inherent in the establishment of a new enterprise. In addition, numerous permits and approvals are required for the development of hotel projects, and no assurance can be given that such permits and approvals can or will be obtained. Although the Company may enter into management contracts with experienced hotel management companies with respect to any future hotels, there can be no assurance that such contracts will be entered into or entered into on terms favorable to the Company. Moreover, to the extent the Company undertakes to develop hotel facilities at its properties with a business partner or partners, the Company will be exposed to certain risks inherent in joint ventures. The Company has expanded its operations in the past into new venues by entering into joint venture relationships, such as the LRGP and SCGC joint ventures. In any future joint venture arrangement, the Company may not have authority to control or make unilateral decisions with respect to the activities of such joint venture. As a result, any management dispute between the Company and any joint venture partner, or any financial problems of the joint venture partner, may have a material adverse effect on any such joint venture project and, accordingly, on the Company's business.

LOSS OF FACILITIES FROM SERVICE

  The Company's profitability is dependent upon the operations of its riverboat casino and pavilion facilities. A gaming vessel could be lost from service due to casualty, mechanical failure or extended or extraordinary maintenance or inspection. Business activity at any location would also be adversely affected by a flood, hurricane, tornado or other severe weather conditions. Areas along the Gulf of Mexico (the site of the Isle-Biloxi), the Mississippi River (the site of the Isle-Vicksburg), the Red River (the site of the Isle-Bossier City) and the Calcasieu River (the site of the Isle-Lake Charles) are subject to severe storms and hurricanes and the Company's facilities have been closed from time to time as a result. In addition, each riverboat operated by the Company in Louisiana must hold a Certificate of Documentation and Inspection issued by the U.S. Coast Guard, the loss of which could preclude its use as a riverboat casino. A prolonged or total loss of any gaming vessel would have a material adverse effect on the Company. The Company maintains limited business interruption insurance, but the proceeds therefrom may be insufficient to compensate the Company in the event that one or more of its casinos is lost from service.

EFFECT OF LOCAL ECONOMIC AND WEATHER RELATED FACTORS

  The Company's results of operations may be adversely affected by local economic and weather-related factors. If the local economy in a market in which the Company operates one or more casinos suffered a downturn, the casino or casinos located within that market could be adversely affected as the disposable income of consumers in that market declined, resulting in a decrease in the number of patrons at the Company's casino or casinos or a decrease in the amount that patrons are willing to wager. In addition, storms or hurricanes that destroy a large amount of personal and real property may result in patrons spending time and money cleaning up and restoring property and less time and money in the Company's casinos.

DEPENDENCE ON KEY PERSONNEL

  The success of the Company is largely dependent upon the efforts and skills of a few key executive officers. The loss of the services of any of such key executive officers could have a material adverse effect on the Company. There can be no assurance that the Company would be able to attract and hire suitable replacements in the event of any such loss of services. The Company does not maintain "key man" life insurance on any of its employees.

DIFFICULTY IN ATTRACTING AND RETAINING QUALIFIED EMPLOYEES

  The operation of the Company's business requires qualified executives, managers and skilled employees with gaming industry experience. Increasing competition in the Company's markets is expected to lead to higher costs in order to retain and attract qualified employees. In addition, to the extent the Company enters new markets, the Company may incur higher labor costs to attract qualified employees from existing gaming facilities. The Company believes that a shortage of skilled labor exists in the gaming industry which will make it increasingly difficult and expensive to attract and retain qualified employees. While the Company believes that it will be able to attract and retain qualified employees, there can be no assurance that the Company will be able to do so.

POTENTIAL NEED FOR ADDITIONAL FINANCING

  The Company believes that it will have sufficient funds to finance its anticipated capital expenditure requirements. However, the Company is exploring, and will continue to explore, multiple projects or larger-scale development activities, including projects in new markets, that may require additional debt or equity financing. The lack of sufficient financing on acceptable terms may inhibit the ability of the Company to expand into new markets or to further renovate or expand existing projects, and may put such properties or projects at a substantial competitive disadvantage with their competitors. There can be no assurance that such financing will be available given the highly leveraged position of the Company or, if available, that it would be available on terms satisfactory to the Company.

TAXATION

  The Company believes that the prospect of significant additional revenue is one of the primary reasons that jurisdictions have legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal and state corporate income taxes; such taxes and fees are subject to increase at any time and are not within the control of the Company. Any material increase in these taxes or fees could have a material adverse effect on the Company.

                                RIGHTS OFFERING

TERMS OF THE OFFERING

  The Company has issued, at no cost, to each Holder of Common Stock of record as of the Record Date (including, (i) the Grand Palais Secured Debt Holders in respect of shares of Common Stock issued to them in connection with the Grand Palais Acquisition and Crown Casino in respect of a warrant to purchase Common Stock held by it and shares of Common Stock (and the New Crown Warrant) issued to it in connection with the SCGC Acquisition), other than the Goldstein Family, 0.2552 of one Right to purchase one share of Common Stock at the Subscription Price of $5.875 for each share of Common Stock held by such Holder on such Record Date (or, in the case of the Grand Palais Secured Debt Holders and Crown Casino, held on May 3, 1996). If a Holder of shares of Common Stock as of the Record Date was entitled to receive an aggregate number of Rights which would include a fractional Right, the number of Rights issued to such Holder has been rounded down to the nearest whole number.

  A Holder of Rights may purchase Common Stock through the exercise of all of such Holder's Rights, or may allow part or all of such Holder's Rights to expire unexercised. If a Holder exercises Rights for fewer than all of the whole shares of Common Stock issuable upon exercise of such Rights by such Holder, the unexercised Rights will be deemed to have lapsed. Holders of Rights will not have the opportunity to exercise Rights not exercised by the Holder to whom such Rights were issued.

  Holders wishing to exercise Rights should exercise such Rights in accordance with the procedures set forth below under "Method of Exercising Rights," as well as in the Rights Subscription Form.

 Rights are not transferable.

BACKGROUND AND PURPOSE OF THE OFFERING

  In order to meet capital requirements for planned and ongoing transactions (including the Grand Palais Acquisition), the Goldstein Family indicated a desire to make an additional investment in the Company through the purchase of additional shares of Common Stock. The Company's Board of Directors, with Bernard Goldstein and Robert Goldstein not voting, decided to permit the Goldstein Family to make such an equity investment at $5.875 per share of Common Stock and also to permit the Company's other shareholders to make similar equity investments on a pro rata basis, at the same price, in order to give the other shareholders the opportunity to prevent dilution of their equity interests in the Company as a result of the Goldstein Family investment. At the time that the Company's Board of Directors determined to proceed with the sale of shares to the Goldstein Family and authorized the issuance of the Rights, the Company was party to definitive agreements regarding the GPRI Acquisition and the SCGC Acquisition that contained restrictions on the issuance of Common Stock by the Company. The Board of Directors accordingly voted to also issue Rights to the Grand Palais Secured Debt Holders and Crown Casino, contingent upon the consummation of their respective transactions, with respect to the shares of Common Stock (and, in the case of Crown Casino, the New Crown Warrant) that each was to receive. The terms of the warrant to purchase Common Stock already held by Crown Casino at such date permitted Crown Casino to receive Rights in connection with the issuance of Rights. With respect to the 684,786 Shares being offered to Crown Casino hereby, the Company has agreed that the exercise period with respect thereto shall commence on the date the shares of Common Stock issued to it in the SCGC Acquisition are registered for resale with the Commission.

  The Goldstein Family purchased (the "Goldstein Family Equity Purchase") a total of 1,020,940 shares of Common Stock (approximately 0.2552 shares of Common Stock for each share of Common Stock then held by members of the Goldstein Family) at a price of $5.875 per share, for an aggregate purchase price of $5,998,022.52. The purpose of the Offering is to provide all other shareholders of the Company (including the Grand Palais Secured Debt Holders and Crown Casino) the opportunity to acquire additional shares of Common Stock to prevent dilution of their percentage ownership interest in the Company, as if the Goldstein Family Equity Purchase had occurred concurrently with a pro rata purchase of shares of Common Stock by all other shareholders of the Company (including the Grand Palais Secured Debt Holders and Crown Casino).

  On March 1, 1996, the date that the Board adopted resolutions authorizing the Company's officers to consummate the Goldstein Family Equity Purchase, issuing the Rights and approving the Offering, the last reported sales price of the Common Stock on NASDAQ was $5.75 per share of Common Stock.

EFFECT OF OFFERING ON COMMON STOCK OWNERSHIP

  As a result of the terms of the Offering, shareholders (including the Grand Palais Secured Debt Holders and Crown Casino) who do not exercise their Rights in full will own, at the completion of the Offering, a smaller proportionate interest in Common Stock than they owned prior to the Offering or the Goldstein Family Equity Purchase. See "Description of Common Stock-Common Stock Market Price Information."

METHOD OF EXERCISING RIGHTS

  Shares of Common Stock may be subscribed for pursuant to the exercise of the Rights by delivering to the Rights Agent prior to 5:00 p.m., New York City time, on the Expiration Date set forth on the cover of this Prospectus, the properly completed and executed Rights Subscription Form accompanying this Prospectus, together with payment in full of the Subscription Price for each whole share of Common Stock subscribed for pursuant to the exercise of Rights. Such payment in full must be by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the Rights Agent. The Subscription Price will be deemed to have been received by the Rights Agent only upon (i) clearance of any uncertified check or (ii) receipt by the Rights Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear.

  If payment is made by an uncertified check which does not clear by the Expiration Date, the attempted exercise will be invalid. Accordingly, Holders of Rights who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and cleared by such date and are urged to consider payment by means of certified or cashier's check or money order.

  The method of delivery of Rights Subscription Forms and payment of the Subscription Price to the Rights Agent will be at the election and risk of the Holder, but if sent by mail it is recommended that such Subscription Forms and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Rights Agent and clearance of payment, if required, prior to 5:00 p.m., New York City time, on the Expiration Date. Any person exercising a Right should be sure to follow the instructions contained in the Rights Subscription Form. Failure to make timely payment or to comply with the instructions received with the statement shall constitute a forfeiture of Rights.

  Holders who hold shares of the Company's Common Stock for the account of others, such as banks, brokers, trustees or depositories for securities, should notify each beneficial owner of such shares as soon as possible to ascertain such beneficial owner's intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder should complete the Rights Subscription Form and submit it to the Rights Agent. In addition, beneficial owners should contact the record holder and request the record holder to effect transactions in accordance with the beneficial owner's instructions.

  THE INSTRUCTIONS CONTAINED IN THE RIGHTS SUBSCRIPTION FORM SHOULD BE READ CAREFULLY AND FOLLOWED IN DETAIL. DO NOT SEND RIGHTS SUBSCRIPTION FORMS OR PAYMENTS TO THE COMPANY.

  All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor its agents will be under any duty to give notification of any defect or irregularity in connection with the submission of a Rights Subscription Form or incur any liability for failure to give such notification.

  Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus or Rights Subscription Forms should be directed to the Rights Agent, Norwest Bank
Minnesota, N.A. (telephone no. 1-800-  -   ).

  The Company has retained D.F. King & Co., Inc. to assist it in the distribution of documentation in connection with the Offering.

RIGHTS OF SUBSCRIBERS

  Subscribers will have no rights as shareholders of the Company with respect to any shares of Common Stock subscribed for until and only to the extent certificates representing such shares of Common Stock are issued to them. Subscribers will not have any right to revoke their subscriptions after delivery to the Rights Agent of a completed Rights Subscription Form and any other required documents and payment.

SUBSCRIPTION PROCEEDS

  All proceeds received by the Rights Agent with respect to the Exercise of Rights will be held by the Rights Agent until completion of the Offering. If the Offering is withdrawn or terminated without being completed for any reason, the Rights Agent will return to each subscriber, as soon as practicable, all funds received from such subscriber, together with interest thereon.

DELIVERY OF CERTIFICATES

  Certificates for shares of Common Stock purchased pursuant to the exercise of Rights will be mailed as soon as practicable following the receipt of all required documents and payment in full of the Subscription Price due for such shares of Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

  For federal income tax purposes, neither the receipt nor the exercise of Rights will result in taxable income to Holders, and no loss will be realized if the Rights expire without exercise. The Company will realize no gain or loss on the issuance or expiration of Rights.

  The holding period for a share of Common Stock acquired upon exercise of a Right begins with the date of exercise. The gain or loss recognized upon a sale of that share will be capital gain or loss if the share was held as a capital asset at the time of sale and will be long-term capital gain or loss if it was held at the time of sale for more than one year.

FRACTIONAL RIGHTS

  If a Holder of shares of Common Stock as of the Record Date would be entitled to receive an aggregate number of Rights which would include a fractional Right, the number of Rights issued to such Holder shall be rounded down to the nearest whole number. Banks, trust companies, securities dealers and brokers that hold shares of Common Stock as nominees for more than one beneficial owner may have their Rights divided by the Rights Agent or may, upon proper showing to the Rights Agent, complete their Rights Subscription Forms on the same basis as if the beneficial owners were record holders on the Record Date. The Company reserves the right to deny any division of Rights if in its opinion the result would be inconsistent with the intent of this privilege.

RIGHTS AND STOCK TRANSFER AGENT

  Norwest Bank Minnesota, N.A., Minneapolis, Minnesota, serves as the Company's Rights Agent in connection with the exercise of Rights and as registrar and transfer agent for the Common Stock.

                          DESCRIPTION OF COMMON STOCK

  The following summarizes certain provisions of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Company's By-Laws (the "By-Laws"). Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Certificate of Incorporation and the By-Laws, including the definitions therein of certain terms. Copies of the Certificate of Incorporation and the By-Laws are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

  The Certificate of Incorporation authorizes the issuance of 45,000,000 shares of Common Stock, 3,000,000 shares of Class B Common Stock, $.01 par value (the "Class B Common Stock") and 2,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"). As of March 15, 1996, 15,013,142 shares of Common Stock were issued and outstanding and no shares of Class B Common Stock or Preferred Stock were issued or outstanding. As of May 29, 1996, all issued and outstanding shares of Common Stock are, and upon consummation of the Offering the shares of Common Stock offered hereby will be, fully paid and non-assessable.

COMMON STOCK

  The rights and privileges of the holders of the Common Stock are subject to the preferential rights and privileges of the holders of any Class B Common Stock or Preferred Stock outstanding.

  Dividend Rights. Holders of shares of Common Stock are entitled to a pro rata share of any dividends declared on the Common Stock by the Board of Directors from funds legally available therefor. The Company has never paid a dividend and does not anticipate paying one in the near future. See "Dividend Policy."

  Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment in full of liabilities, including the liquidation rights of any outstanding Preferred Stock.

  Voting Rights. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Holders are not entitled to cumulate votes for the election of directors. Accordingly, the holders of more than 50% of all of the shares outstanding can elect all of the directors. Significant corporate transactions such as amendments to the Certificate of Incorporation, mergers, sale of assets and dissolution or liquidation require approval by the affirmative vote of a majority of the outstanding shares of Common Stock. Other matters to be voted upon by the holders of the Common Stock require the affirmative vote of a majority of the shares present at the particular stockholders meeting.

  Redemption, Conversion and Sinking Fund Privileges. There are no redemption, conversion or sinking fund provisions with respect to the Common Stock.

  Preemptive and Other Subscription Rights. There are no preemptive or other subscription rights with respect to the Common Stock.

CLASS B COMMON STOCK AND PREFERRED STOCK

  The Board of Directors is authorized by the Certificate of Incorporation to establish one or more series of Class B Common Stock or one or more series of Preferred Stock and to fix such powers, rights, preferences and limitations of such class or series, which rights and preferences could be superior to those of the existing Common Stock. The Company currently has no plans to issue Class B Common Stock or Preferred Stock.

LIMITATION ON SHARE OWNERSHIP

  The Certificate of Incorporation prohibits any person from becoming the beneficial owner of 5% or more of any class or series of the Company's issued and outstanding capital stock unless such person agrees in writing to (i) provide to the Gaming Authorities (as defined in the Certificate of Incorporation) information regarding such person and (ii) respond to written or oral questions that may be propounded by any Gaming Authority and (iii) consent to the performance of any background investigation that may be required by any Gaming Authority, including without limitation, an investigation of any criminal record of such person. Subject to the rights of the holders of any Class B Common Stock or Preferred Stock then outstanding, the Board of Directors may redeem any shares of capital stock of the Company held by a Disqualified Holder at a price equal to the Fair Market Value of such shares or such other redemption price as required by pertinent state or federal law pursuant to which the redemption is required. A "Disqualified Holder" means any beneficial owner of shares of capital stock of the Company or any of its subsidiaries, whose holding of shares of capital stock or the Company, when taken together with the holder of shares of capital stock by any other beneficial owner may in the judgment of the Board of Directors, result in (i) the disapproval, modification, or non-renewal of any contract under which the Company or any of its subsidiaries has sole or shared authority to manage any gaming operations, or (ii) the loss or non-reinstatement of any license or franchise from any governmental agency held by the Company or any of its subsidiaries to conduct any portion of its business, which license or franchise is conditioned upon some or all of the holders of capital stock of the Company meeting certain criteria.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND CERTIFICATE OF INCORPORATION AND BY-
LAWS

  The Certificate of Incorporation and By-Laws and Section 203 of the Delaware General Corporation Law ("Delaware GCL") contain certain provisions that may make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions could have the effect of discouraging a prospective acquirer from making a tender offer or otherwise attempting to obtain control of the Company. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares or could depress the market price of the shares.

  Set forth below is a description of the relevant provisions of Section 203 of the Delaware GCL, the Certificate of Incorporation and the By-Laws. The descriptions are intended as a summary only and are qualified in their entirety by reference to the Certificate of Incorporation and By-Laws, which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and to Section 203 of the Delaware GCL.

  Delaware General Corporation Law and Business Combination Provision. Section 203 of the Delaware GCL prohibits certain "business combination" transactions between a publicly held Delaware corporation and any "interested stockholder" for a period of three years after the date on which the latter became an interested stockholder, unless (i) prior to that date either the proposed business combination or the proposed acquisition of stock resulting in its becoming an interested stockholder is approved by the Board of Directors, (ii) in the same transaction in which it becomes an interested stockholder, the interested stockholder acquires at least 85% of those shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans or (iii) the business combination with the interested stockholder is approved by the Board of Directors and also approved at a stockholders' meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder.

  Availability of Shares of Capital Stock for Future Issuance. The availability for issue of shares of Class B Common Stock, Preferred Stock and Common Stock by the Company without further action by stockholders (except as may be required by applicable stock exchange or Nasdaq regulations) could be viewed as enabling the Board of Directors to make more difficult a change in control of the Company, including by issuing warrants or rights to acquire shares of Class B Common Stock, Preferred Stock or Common Stock to discourage or defeat unsolicited stock accumulation programs and acquisition proposals and by issuing shares in a private placement or public offering to dilute or deter stock ownership of persons seeking to obtain control of the Company. The Company has no present plans to issue any shares of Class B Common Stock, Preferred Stock or Common Stock other than as offered hereby or as contemplated under the Company's employee benefit plans.

  Vote Required for Certain Matters. Significant corporate transactions such as amendments to the Certificate of Incorporation, mergers, sale of assets and dissolution or liquidation require approval by the affirmative vote of majority of the outstanding shares of Common Stock. Other matters to be voted upon by the holders of the Common Stock require the affirmative vote of a majority of the shares present at the particular stockholders meeting.

COMMON STOCK MARKET PRICE INFORMATION

  The following table sets forth, for the periods indicated, (a) the high and low bid quotations for the Company's Common Stock as reported on the Nasdaq Small-Cap Market until May 10, 1993 and (b) the high and low sale prices on the Nasdaq National Market thereafter. The quotations reflect interdealer prices, without retail mark-up or commissions, and may not necessarily represent actual transactions. All prices listed have been adjusted to reflect the Company's three-for-two stock dividend distributed in June 1993 and the Company's three-for-two stock dividend distributed in April 1994.

                                                                    HIGH   LOW
                                                                   ------ ------
Fiscal Year Ended April 30, 1994
   First Quarter.................................................. $20.00 $11.00
   Second Quarter.................................................  16.67  11.00
   Third Quarter..................................................  18.33  12.67
   Fourth Quarter.................................................  24.50  17.75
Fiscal Year Ending April 30, 1995
   First Quarter..................................................  23.25   9.50
   Second Quarter.................................................  14.25  10.00
   Third Quarter..................................................  11.50   7.25
   Fourth Quarter.................................................  15.38   8.38
Fiscal Year Ending April 30, 1996
   First Quarter..................................................  17.50  13.50
   Second Quarter.................................................  16.00   6.50
   Third Quarter..................................................   8.00   5.13
   Fourth Quarter.................................................   7.88   5.63
Fiscal Year Ending April 30, 1997
   First Quarter (through June   , 1996)..........................
                                                                   ------ ------

  For a recent last reported sale price of the Common Stock on the Nasdaq National Market, see the cover page of this Prospectus.

  The Company has never paid any cash dividends with respect to its Common Stock and the current policy of the Board of Directors is to retain earnings to provide for the growth of the Company. In addition, the First Mortgage Note Indenture limits the Company's ability to pay dividends. See Note 2 of Notes to Consolidated Financial Statements. Consequently, no cash dividends are expected to be paid on the Common Stock in the foreseeable future. Further, there can be no assurance that the current and proposed operations of the Company will generate the funds needed to declare a cash dividend or that the Company will have legally available funds to pay dividends. In addition, the Company may fund part of its operations in the future from indebtedness, the terms of which may prohibit or restrict the payment of cash dividends. If a holder of Common Stock is disqualified by applicable regulatory authorities from owning such shares, such holder will not be permitted to receive any dividends with respect to such stock.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of shares of Common Stock pursuant to the Offering, estimated at $23.8 million, assuming that all Rights are exercised in full and after deducting the expenses of the Offering, will be used by the Company for general corporate purposes.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS


  The consolidated financial statements of the Company and the financial statements of LRGP appearing in the Company's Annual Report on Form 10-K for the year ended April 30, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated hereinby reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The balance sheets of St. Charles Gaming Company, Inc. as of December 31, 1995, and April 30, 1995, the statements of operations, stockholder's equity, and cash flows for the eight months ended December 31, 1995 and the year ended April 30, 1995, the balance sheets of St. Charles Gaming Company, Inc. as of April 30, 1995 and 1994, and the statements of operations, stockholder's equity, and cash flows for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994, appearing in the Company's Current Report on Form 8-K/A dated June 4, 1996, incorporated by reference in this prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The financial statements of St. Charles Gaming Company, Inc. as of June 24, 1993 and for the period from January 18, 1993 (date of inception) through June 24, 1993, appearing in the Company's Current Report on Form 8-K/A dated June 4, 1996, have been audited by Fred J. Bastie & Associates, P.C., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES COVERED BY THIS PROSPECTUS IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following are the estimated expenses in connection with the distribution of the securities being registered:

   Securities and Exchange Commission Registration Fee.................    8,237
   Printing and Engraving Expenses.....................................   30,000
   Accounting Fees and Expenses........................................    7,000
   Attorneys' Fees and Expenses........................................   20,000
   Transfer Agent's and Registrar's Fees...............................    5,000
   Blue Sky Fees and Expenses (including attorneys' fees)..............   15,000
   Nasdaq Listing Fees.................................................   17,500
   Miscellaneous.......................................................   22,263
                                                                        --------
   Total............................................................... $125,000
                                                                        ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  (a) The Delaware GCL (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified, and authorizes the Registrant to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

  (b) Article 8 of the Certificate of Incorporation of the Registrant provides for indemnification of directors and officers to the fullest extent permitted by law.

  (c) In accordance with Section 102(b)(7) of the Delaware GCL, the Registrant's Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the Registrant or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the Delaware GCL (unlawful payment of dividends) or (4) transactions from which a director derives an improper personal benefit.

ITEM 16. EXHIBITS

  A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Biloxi and State of Mississippi on the 4th day of June, 1996.

                                                Casino America, Inc.

                                                     /s/ Allan B. Solomon
                                                By ---------------------

                                                Allan B. Solomon Executive
                                                Vice President, Secretary and
                                                General Counsel

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes and appoints John Gallaway, Rexford Yeisley and Allan B. Solomon and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of June, 1996.

                                                     Title
              Name



      /s/ Bernard Goldstein          Chairman of the Board, Chief Executive
- ---------------------------------    Officer and Director
        Bernard Goldstein


      /s/ John A. Gallaway
- ---------------------------------    President and Director
        John A. Gallaway


                                     Chief Financial Officer (Principal
    /s/ Rexford Yeisley              Financial and Accounting Officer)
- ---------------------------------
         Rexford Yeisley


      /s/ Allan B. Solomon           Executive Vice President, Secretary,
- ---------------------------------    General Counsel and Director
        Allan B. Solomon


     /s/ Robert S. Goldstein         Director
- ---------------------------------
       Robert S. Goldstein


      /s/ Martin Greenberg           Director
- ---------------------------------
        Martin Greenberg


                                     Director

    /s/ Emanuel Crystal
- ---------------------------------
         Emanuel Crystal

                               INDEX TO EXHIBITS

                                                                     SEQUENTIAL
 EXHIBIT                                                                PAGE
 NUMBER                         DESCRIPTION                            NUMBER
 ------- ---------------------------------------------------------   ----------
  4.1    Certificate of Incorporation of Casino America, Inc., as
         amended (Incorporated by reference to the Company's
         Registration Statement on Form S-1 filed September 3,
         1993, as amended (File No. 33-68434))
  4.2    Bylaws of Casino America, Inc., as amended (Incorporated
         by reference to the Company's Registration Statement on
         Form S-1 filed September 3, 1993, as amended (File No.
         33-68434))
  4.3    Indenture dated November 1, 1993 between the Company and
         Shawmut Bank Connecticut, National Association, as
         Trustee (Incorporated by reference to the Company's
         Annual Report on Form 10-K for the fiscal year ended
         April 30, 1994 (File No. 0-20538))
  4.4    First Supplemental Indenture dated as of April 29, 1994
         between the Company and Shawmut Bank Connecticut,
         National Association, as Trustee (Incorporated by
         reference to the Company's Annual Report on Form 10-K for
         the fiscal year ended April 30, 1994 (File No. 0-20538))
  4.5    Second Supplemental Indenture dated as of March 8, 1995
         between the Company and Shawmut Bank Connecticut,
         National Association, as Trustee*
  4.6    Third Supplemental Indenture dated as of May 3, 1996
         between the Company and Fleet National Bank, as Trustee*
  4.7    Casino America, Inc. hereby agrees to furnish to the
         Securities and Exchange Commission, upon its request, the
         instruments defining the rights of holders of long-term
         debt where the total amount of securities authorized
         thereunder does not exceed 10% of Casino America, Inc.'s
         total consolidated assets
  4.8    Promissory Note, dated June 9, 1995, made by LRGP in
         favor of Crown Casino Corporation*
  4.9    Warrant, dated June 9, 1995, of Crown Casino Corporation
         to purchase up to 416,667 shares of Common Stock of
         Casino America, Inc.*
  4.10   Warrant, dated May 3, 1996, of Crown Casino Corporation
         to purchase up to 416,667 shares of Common Stock of
         Casino America, Inc.*
  4.11   Form of Rights Subscription Form**
  5.1    Opinion of Mayer, Brown & Platt*
 23.1    Consent of Ernst & Young LLP**
 23.2    Consent of Coopers & Lybrand L.L.P.**
 23.3    Consent of Fred J. Bastie & Associates, P.C.**
 23.4    Consent of Mayer, Brown & Platt (contained in Exhibit
         5.1)*
 24.1    Power of Attorney (contained on the signature page to the
         initial registration statement)

- --------
 *To be filed by amendment.

**Filed herewith.